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EXHIBIT 10.14

                                  AIRGAS, INC.
                      FISCAL YEAR 2004 EXECUTIVE BONUS PLAN

PURPOSE OF THE PLAN

Airgas, Inc. (the "Company") believes in providing incentives to attract, retain and reward Executive Officers who are responsible for providing leadership to the Company in attaining established business objectives.

The purpose of the Company's Fiscal Year 2004 Executive Bonus Plan (the "Plan") is to align management's efforts with the strategic goals of the Company through competitive annual incentive opportunities. The Plan will be effective from April 1, 2003 to March 31, 2004 (the "Plan Year") and will automatically renew upon the anniversary date of the Plan unless terminated by the Governance and Compensation Committee of the Board of Airgas, Inc. (the "Committee").

ELIGIBILITY

The Chief Executive Officer and Executive Officers ("Participants") are eligible for participation in the Plan provided that such officers are employed by the Company on the date Awards (as defined below) are paid pursuant to the Plan (unless previously terminated due to retirement, disability or death as more fully described herein). For purposes of the Plan, an Executive Officer is defined as a President, COO, Division President, Senior Vice President, and any other employee deemed to be a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such section may be amended.

TARGET AWARDS

Participants in the Executive Bonus Plan will be eligible for an annual cash incentive award (the "Award") based on the achievement of predetermined goals as set forth in the Performance Measurement section of the Plan. Participants will have an assigned Award target equal to a specific percentage of salary earned during the Plan Year. For this purpose, salary is defined as the base pay an individual earns during the Plan Year. An annual Award target is determined based on the Participant's position in the organization. The maximum Award that may be paid in any single year to any Participant is $1,500,000.

PERFORMANCE MEASUREMENT

All Awards payable shall be based solely upon the achievement of specific performance targets based on one or more of the following criteria:

-     Earnings per share (EPS)

-     Return on capital (ROC)

-     Return on average capital employed (RACE)

-     Earnings before interest, taxes, depreciation and amortization (EBITDA)

-     Sales

-     Return on equity (ROE)

-     After tax cash flow (ATCF)

-     Free cash flow (FCF)

-     Operating expense as a percentage of sales

-     Gross profit

-     Days purchases outstanding (DPO)

-     Operating income (OI)

-     Days sales outstanding (DSO)

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-     Working capital

Final Award payments will vary based on the level of achievement measured against pre-determined performance targets. Depending upon a Participant's position and responsibilities, these various performance measures, assessed based on different weightings, will determine the Award.

The Committee will establish the specific performance targets for the Plan within each of the above criteria within 90 days after the beginning of the respective Plan Year.

FUNDING

The Plan will be self-funding, as profitability targets will be established net of target Award payments under the Plan. Therefore, achievement of profitability targets will ensure that the Plan has funded itself.

EXECUTIVE BONUS PLAN PAYMENT

At the end of the Plan Year, after all financial results have been finalized, the actual Award payment will be determined. The Award will be paid in cash no later than 75 days following the end of the Plan Year.

ADMINISTRATION OF THE PLAN

The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the plan and may amend or terminate the Plan at any time.

PARTIAL YEAR ELIGIBILITY

Participants who are eligible for the Plan for a portion of the year will receive a prorated Award based on the base salary earned while they are eligible for the Plan or such other arrangement as agreed upon when hired.

-     New hires

      --    Newly hired Participants will immediately be eligible for the Plan.

      -- Base salary will be accumulated from the date of hire to the end of the Plan Year, unless eligibility ceases prior to that date.

-     Transfers

      -- For Participants who transfer from one job or employee status to another, eligibility will depend on their award eligibility before and after transferring.

      -- If a Participant transfers from a position that is not Plan eligible to a position that is eligible for an Award under the Plan, the Award will be prorated based on the time in the Plan eligible position. All calculations are done using Plan Year-end financial data.

      -- If a Participant transfers from a position that is eligible for an Award under the Plan to a position that is not Plan eligible, the Award will be prorated based on the length of time in the Plan eligible position. All calculations are done using Plan Year-end financial data.

      -- If a Participant transfers from one position that is eligible for an Award under the Plan to another position that is eligible for an Award under the Plan, participation in the Plan will continue uninterrupted. However, if the transfer involves a move that will change the weightings used to

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            determine a Participant's Award, the Award calculation will be based on the pro-rated time spent in each position. All calculations will be done using Plan Year-end data. Accountabilities must be separately established and assessed for each position.

-     Promotions

      -- If a Participant is promoted during the Plan Year, new accountabilities must be established to reflect the new position.

-     Terminations

      -- Employees who are not employed by the Company on the date the Award is paid are not deemed to be Participants and therefore are ineligible to receive any Award under the Plan, except for the following circumstances:

            - Participants who retire, become disabled or die during the Plan Year will be eligible for a prorated Award. The Award will be calculated from the date when they become eligible, normally the beginning of the Plan Year to the date of retirement, disability or death.

-     Leave of absence

      -- If a Participant is on a leave of absence at the end of the Plan Year, he or she will be eligible for an Award provided that he or she returns to work as an active employee. Any Award paid will be prorated based upon the length of time the Participant was actively working during the Plan Year. The calculation will be made using Plan Year-end financial data. The Award payment will be made in the next regularly scheduled payroll cycle at the end of the Participant's first month of employment following his or her return from leave of absence.

      -- If a Participant is on a leave of absence during the Plan Year and returns during the Plan Year, he or she will be eligible for an Award. Any Award paid will be prorated based upon the length of time a Participant was actively working during the Plan Year. The calculation will be made using Plan Year-end financial data.

TAX CONSIDERATIONS AND WITHHOLDING

Participants will be required to report taxable income in the year the Award is received. The Company will withhold taxes in the appropriate amount on all payouts.

BANKRUPTCY

In the event that The Company declares bankruptcy, the Committee, at its discretion, may immediately discontinue the Plan. In the event that the Plan is discontinued, all participants will forfeit the right to any payments under the Plan.

FUTURE EMPLOYMENT

Payment of an Award under the Plan does not imply a contractual agreement to extend or continue employment of a Participant beyond receipt of the Award.

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